Exhibit 99.1

For Immediate Release

January 24, 2012

Clearwire Communications LLC Announces Pricing of $300.0 Million First-Priority Senior Secured Notes Due 2016

BELLEVUE, Wash. — January 24, 2012 — Clearwire Corporation (NASDAQ: CLWR) today announced that its operating subsidiary Clearwire Communications LLC (“Clearwire Communications”) has priced an offering of $300.0 million aggregate principal amount 14.75% first-priority senior secured notes due 2016 at an issue price of 100% (the “Notes”). The Notes will be the senior secured obligations of the company and will be guaranteed on a first-priority lien basis by certain of the company’s domestic subsidiaries. The Notes and the related guarantees will be secured by a first-priority lien by substantially all of Clearwire Communications’ and the guarantors’ assets.

The Notes will be issued in private offerings that are exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), to qualified institutional buyers in accordance with Rule 144A and to persons outside the U.S. pursuant to Regulation S under the Securities Act. The Notes have not been registered under the Securities Act or any state or other securities laws.

The sale of the Notes is expected to be consummated on or about January 27, 2012, subject to customary closing conditions. The company intends to use the net proceeds of the offering for the deployment of mobile 4G LTE technology alongside the mobile 4G WiMAX technology currently on its network and for the operation and maintenance of its networks and for general corporate purposes.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Clearwire

Clearwire Corporation (Nasdaq:CLWR), through its operating subsidiaries, is a provider of mobile broadband services. Clearwire is headquartered in Bellevue, Washington.

Cautionary Statement Regarding Forward-Looking Statements

This release, and other written and oral statements made by Clearwire from time to time, contain forward-looking statements which are based on management’s current expectations and beliefs, as well as on a number of assumptions concerning future events made with information that is currently available. Forward-looking statements may include, without limitation, management’s expectations regarding proposed transactions, and strategic plans and objectives. The words “will,” “would,” “may,” “should,” “estimate,” “project,” “forecast,” “intend,” “expect,” “believe,” “target,” “designed,” “plan” and similar expressions are intended to identify forward-looking statements. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside of Clearwire’s control, and which could cause actual results to differ materially and adversely from such statements. For a more detailed description of the factors that could cause such a difference, please refer to Clearwire’s filings with the Securities and Exchange Commission, including the information under the heading “Risk Factors” in our Annual Report on Form 10-K filed on February 22, 2011 and subsequent Form 10-Q filings. Clearwire assumes no obligation to update or supplement such forward-looking statements.

Clearwire Contacts

Investor Relations:

Alice Ryder, 425-636-5828

alice.ryder@clearwire.com

Media Relations:

Susan Johnston, 425-216-7913

susan.johnston@clearwire.com

JLM Partners for Clearwire

Mike DiGioia or Jeremy Pemble, 206-381-3600

mike@jlmpartners.com or jeremy@jlmpartners.com

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